                                                                EXHIBIT 99(A)(1)

                                   ARIBA, INC.

    OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK UNDER
                              ELIGIBLE OPTION PLANS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 9:00 P.M., PACIFIC TIME, ON MARCH 9, 2001,
                          UNLESS THE OFFER IS EXTENDED.

Ariba, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the Ariba, Inc. 1999 Equity Incentive Plan (the "1999 option plan"), Ariba, Inc. 1996 Stock Plan, TradingDynamics, Inc. 1998 Stock Plan, TradingDynamics, Inc. 1999 Stock Plan, Tradex Technologies, Inc. 1997 Employee Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan and SupplierMarket.com, Inc. 1999 Stock Option Plan (collectively, the "eligible option plans") for new options that we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Ariba board of directors held more than six months after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate, you must elect to exchange all options granted on or after September 11, 2000 for all of the shares of common stock subject to those options and you may elect to exchange any or all options granted prior to September 11, 2000 for all shares of common stock subject to those options.

This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you new options under an eligible option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the cancelled options.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ARBA." On February 7, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $29.00 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the Election Concerning Exchange of Stock Options form to Monica Volta, Ariba Stock Programs, by email at mvolta@ariba.com or by telephone at (650) 930-8790 or Donna Hammer, Ariba Stock Programs, by email at dhammer@ariba.com or by telephone at (650) 930-8606.


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

                                    IMPORTANT


If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it and any other required documents to us by fax at (650) 930-6852 or (650) 930-6300 or email at mvolta@ariba.com or by post to Monica Volta, Ariba, Inc. 1565 Charleston Road, Mountain View, California 94043.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


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                                TABLE OF CONTENTS



                                                                            Page


SUMMARY TERM SHEET...........................................................1

INTRODUCTION.................................................................9

THE OFFER   ................................................................10

      1.  Number Of Options; Expiration Date................................10
      2.  Purpose Of The Offer..............................................10
      3.  Procedures For Electing To Exchange Options.......................11
      4.  Withdrawal Rights.................................................12
      5.  Acceptance Of Options For Exchange And Issuance Of New Options....13
      6.  Price Range Of Common Stock Underlying The Options................13
      7.  Source And Amount Of Consideration; Terms Of New Options..........14
      8.  Information Concerning Ariba......................................15
      9.  Interests Of Directors And Officers; Transactions And
            Arrangements Concerning The Options.............................16
      10.  Status Of Options Acquired By Us In The Offer; Accounting
            Consequences Of The Offer.......................................16
      11.  Legal Matters; Regulatory Approvals..............................17
      12.  Material Federal Income Tax Consequences.........................17
      13.  Extension Of Offer; Termination; Amendment.......................18
      14.  Fees And Expenses................................................19
      15.  Additional Information...........................................19
      16.  Miscellaneous....................................................20


SCHEDULE A  Conditions of Offer

SCHEDULE B  Information Concerning the Directors and Executive Officers of
            Ariba, Inc.


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                               SUMMARY TERM SHEET


The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Stock Options form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

     1.  What securities are we offering to exchange?

We are offering to exchange all stock options to purchase shares of Ariba common stock, which are outstanding under the eligible option plans for new options under an eligible option plan. (Page 9)

     2.  Why are we making the offer to exchange?

We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to rescind those options in exchange for a new option for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 10)

     3.  Who is eligible?

With the exception of any Ariba senior vice president or above and any member of the Ariba board of directors, any current employee of Ariba with a current stock option at any price is eligible. (Page 10)

     4.  Will all the overseas employees be eligible to participate?

Except as noted above, all employees with a current stock option are eligible. Special considerations apply to employees located in Belgium, the Netherlands, Switzerland, Italy and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. Mark Hesher and Pascale Viret are planning a series of communication forums for those countries so affected. (Page 10)

     5.  How does the exchange work?

The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options on March 9, 2001, in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, and priced at Ariba's closing market price on that date. Such new options would retain the original vesting schedule of the cancelled options and have other terms and conditions that are substantially the same as those of the cancelled options. To participate, employees must cancel any and all Ariba options granted from September 11, 2000 to March 9, 2001; but may choose to cancel some, all, or none of their options if granted prior to September 11, 2000. (Page 11, 12)

     6.  What do I need to do to participate in the offer to exchange?


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To participate, you must complete the Election Concerning Exchange of Stock
Options form, sign it, and ensure that Ariba Stock Programs receives it no later than 9:00 P.M. Pacific Time on March 9, 2001. You can return your form either by fax to (650) 930-6852 or (650) 930-6300, or by email to mvolta@ariba.com, or by mail to Monica Volta, Ariba, Inc. 1565 Charleston Road, Mountain View, California 94043, USA. (Page 11)

     7.  Is this a repricing?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Ariba would have a variable accounting charge against earnings. (Page 16)

     8. Why can't Ariba just reprice my options, as I have seen done at other companies?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for continued profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 16)

     9.  Why can't I just be granted additional options?

Because of the large number of underwater options currently outstanding at Ariba, a total re-grant of new options would have severe negative impact on Ariba's dilution, outstanding shares and earnings per share. Additionally, Ariba has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants. (Page 14)

     10.  Wouldn't it be easier to just quit Ariba and then get rehired?

This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Ariba to incur a variable accounting charge against earnings. In addition, by leaving Ariba and then later rehiring, an employee would not receive credit for prior service for vesting purposes. (Page 16)

     11.  If I participate, what will happen to my current options?

Options designated to be exchanged under this program will be cancelled on March 12, 2001, and will no longer be seen in your options summary at optionslink.com. (Page 13)

     12. What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 9 P.M. Pacific Time on March 9, 2001 unless it is extended by us. This means that Ariba Stock Programs must have your form in their hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 A.M. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Page 11)

     13.  What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 11)


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

     14.  During what period of time may I withdraw previously elected options?

You may withdraw your options elected for exchange at any time before 9:00 P.M., Pacific Time, on March 9, 2001. If the offer is extended by us beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 13)

     15. Am I eligible to receive future grants if I participate in this exchange?

Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. (Page 13)

     16.  Is there any tax consequence to my participation in this exchange?

We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located in Belgium, Italy, the Netherlands, Switzerland and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 18)

     17.  How should I decide whether or not to participate?

We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 10)

     18.  What do we and our board of directors think of the offer?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our executive officers and directors are not eligible to participate in the offer. (Page 10)

     19. What if I leave Ariba between the date my options are cancelled and the re-grant date?

The Election Concerning Exchange of Stock Options form will not be revocable after 9:00 P.M. Pacific Time on March 9, 2001. Therefore, if you leave Ariba or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF ARIBA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. (Page 13)


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     20. What are the conditions to the offer?

The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

     21. Which options can be cancelled?

If an employee elects to participate in this offer, all options granted under the eligible option plans to such employee from September 11, 2000 to March 9, 2001 will be cancelled. In addition, the employee can optionally elect to cancel one or more options granted under the eligible option plans prior to September 11, 2000. (Page 9)

     22. Can I choose which options I want to cancel, if I have multiple options?

You may choose to cancel one or more options, if granted prior to September 11, 2000. Inclusion of such grants is entirely discretionary. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after September 11, 2000. (Page 9)

     23. Can I cancel the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised options can be cancelled. The re-grant will be one-for-one but only in replacement of cancelled options.

     24. Can I select which portion of an option to cancel?

No, we cannot partially cancel an outstanding option.

     25. If I choose to participate, what will happen to my options that will be cancelled?

If you elect to participate in this program, then on March 12, 2001, we will cancel all of your outstanding options that were granted from September 11, 2000 to March 9, 2001, plus any others that you elected to cancel. You will thereafter not have a right to be granted further options until the replacement grant date, when your re-grant will be issued. (Page 13)

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

     26.  What will be my new option share amount?

Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares cancelled under the old stock option. Each new option will be granted under an eligible option plan pursuant to a new option agreement between you and us. The new option will have substantially the same terms and conditions as the cancelled option. (Page 14)

     27.  What will be my new option exercise price?

The exercise price for the new options, which will be granted on the replacement grant date, will be the last reported sales price of our common stock on the Nasdaq National Market on that date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (PAGE 9,
13)

     28. What will my new option type be, incentive stock option or nonstatutory stock option?


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For United States employees, the replacement options will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422, but only if your original stock option was an incentive stock option. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent the replacement option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as nonstatutory stock options. THEREFORE, IF THE NEW OPTIONS HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, A PORTION OF THE NEW OPTIONS MAY EXCEED THE LIMITS FOR INCENTIVE STOCK OPTIONS. Non-United States employees will receive nonstatutory stock options, as will United States employees whose cancelled options were entirely granted as nonstatutory stock options. (Page 14)

     29. My options are split between incentive stock options and nonstatutory stock options because my original grant exceeded the IRS $100,000 limit on incentive stock options. Can I cancel one part but not the other?

No. An option that has been bifurcated into a partial incentive stock option and a partial nonstatutory stock option is still considered a single option, and cannot be separated for purposes of this offer to exchange.

     30. I was previously employed by SupplierMarket.com, and my options were originally nonstatutory. If I choose to participate, will my new options be nonstatutory, too?

Yes, if your cancelled option was originally granted as a nonstatutory stock option, then the replacement option will also be granted as a nonstatutory stock option..

     31. When will I receive my replacement options?

We will grant the new options on the replacement grant date. If we cancel options elected for exchange on March 12, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be on or after September 13, 2001. (Page 13)

     32. Why won't I receive my new options immediately after the expiration date of the offer?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 16)

     33. When will I see the new options at optionslink.com, and when will I receive my new option notice?

You will see your new options at optionslink.com within three weeks after the replacement grant date; and your new option notice and agreement will be sent to you within four weeks after the replacement grant date. (Page 13)

     34. How can I view a summary of my options?

All employees can view their stock options at http://www.optionslink.com, the utility that we use to afford employees an ability to view their stock options online, 24 hours a day. We opened an E*TRADE OptionsLink account for you soon after your hire date, and a welcome kit containing your account password should have been mailed to you within three to four weeks thereafter. If you do not have your account password, you can obtain it by calling OptionsLink customer service at (650) 599-0125 or (800) 838-0908.

If you encounter any difficulty using optionslink, you may either contact OptionsLink customer service, or contact Donna Hammer in Ariba Stock Programs.

     35. What will be the vesting schedule of my replacement options?


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

The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose nor gain vesting in the replacement option, but rather the new option will vest on the same schedule as the prior option. (Page 14)

     36. What will be the terms and conditions of my replacement options?

Except for the new option exercise price, the terms and conditions of your replacement options will be substantially the same as the cancelled options. As noted above, the vesting schedule for the replacement option will be exactly the same as the cancelled option. (Page 14)

     37. Can I have some examples of an offer to exchange?

Example 1
Assumptions:
Your Hire Date:  September 10, 2000
Your Original Stock Option:  1,000 shares
Your Original Stock Option Price:  $160.00
Your Original Vesting Schedule:  250 shares vest September 10, 2001, then monthly thereafter.
Hypothetical Stock Price on New Options Grant Date,
  on or about September 13, 2001:  $70

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on March 12, 2001. On the replacement grant date, which would be on or after September 13, 2001, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $70, your new exercise price would be $70. The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 250 shares on September 10, 2001, then will vest monthly thereafter.

Example 2
Assumptions:
Your Hire Date:  November 6, 1999
Your Original Stock Option:  1,000 shares
Your Original Stock Option Price:  $70.00
Your Original Vesting Schedule:  250 shares vested November 6, 2000, then monthly thereafter.
Hypothetical Stock Price on New Options Grant Date,
  on or about September 13, 2001:  $75

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on March 12, 2001. On the replacement grant date, we would grant you a new option for 1,000 shares, and in this example using a purely hypothetical stock price of $75, your new exercise price would be $75. Because the original option would have vested a total of 22 months' worth as of September 13, 2001, the new option will also be vested 22 months' worth as of September 13, 2001.

     38. What happens if Ariba is subject to a change in control after the replacement options are granted?

The replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. Therefore, your replacement options would accelerate under the same conditions and to the same extent as your current options. (Page 14)

     39. What happens if Ariba is subject to a change in control before the replacement options are granted?

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of any acceleration provisions you may have under your existing Ariba options. (Page 13, 14)


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

For example, please assume the following facts (which are entirely fictitious):

 You elect to cancel your Ariba options.

 You have six months of service when your old options are cancelled.

 Your old options have the benefit of acceleration provisions.

 On May 15, 2001, XYZ Corporation acquires Ariba.

  In the merger, the Ariba stockholders receive two shares of XYZ Corporation stock for each share of Ariba stock that they own.

On or about September 13, 2001, you would receive options to purchase 2,000 shares of XYZ Corporation stock. The exercise price per share would be equal to the market price of XYZ Corporation stock on the date of grant. You would immediately be vested in 24/48th of the replacement options. This number was calculated as follows:

Regular vesting after 12 months of service:            12/48ths

Additional single-trigger vesting = 12 months
whenever change in control occurs during your first
12 months of service:                                  12/48ths

Total:                                                 24/48ths

As a second example, please make the same assumptions as above, except that you have 12 months of service when your old options are cancelled. In this case, you would immediately be vested in 33/48th of the replacement options. This number was calculated as follows:

Regular vesting after 18 months of service:            18/48ths

Additional single-trigger vesting = smaller of
(a) 50% of remaining unvested shares or (b) 75% of
total shares minus vested shares (in this case, (a)
is the smaller number):                                15/48ths

Total:                                                 33/48ths

If you are subject to an involuntary termination (as defined in the 1999 option plan) within 18 months after the change in control, then you would become vested in all of the replacement options.

Please note that some outstanding options do not contain any vesting acceleration provisions.

     40. After the re-grant, what happens if I again end up underwater?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years (or, in some cases, five years) from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

     41. What do I need to do to participate in the offer to exchange program?

To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that Ariba Stock Programs receives it no later than 9 P.M. Pacific Time on Friday, March 9, 2001. You can return your


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

form either by fax to (650) 930-6852 or (650) 930-6300, or by email to mvolta@ariba.com, or by mail to Monica Volta, Ariba, Inc. 1565 Charleston Road, Mountain View, California 94043, USA. (Page 11)


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

                                  INTRODUCTION



Ariba, Inc. is offering to exchange all outstanding options to purchase shares of our common stock that were granted under the Ariba, Inc. 1999 Equity Incentive Plan ("1999 option plan"), Ariba, Inc. 1996 Stock Plan, TradingDynamics, Inc. 1998 Stock Plan, TradingDynamics, Inc. 1999 Stock Plan, Tradex Technologies, Inc. 1997 Employee Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan and SupplierMarket.com, Inc. 1999 Stock Option Plan (collectively, the "eligible option plans") for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the board of directors held more than six months after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate, you must elect to exchange all options granted on or after September 11, 2000 for all shares of common stock subject to those options, and you may elect to exchange any or all options granted prior to September 11, 2000 for all shares of common stock subject to those options.

This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions which we describe in Schedule A of this offer to exchange.

If you elect to exchange options, we will grant you new options under an eligible option plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant, as reported in the print edition of The Wall Street Journal. The vesting schedule for the new options granted will be exactly the same as the vesting schedule for the cancelled options, and the other terms and conditions of the new options will be substantially the same as the cancelled options. Therefore, no employees will lose nor gain vesting in the new options, but rather the new options will vest on the same schedule as the prior options.

As of January 31, 2001, options to purchase 44,573,992 shares of our common stock were issued and outstanding under the eligible option plans. Of these options, options to purchase 15,387,944 shares of our common stock had an exercise price of $35.00 or more. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 6% of the total shares of our common stock outstanding as of January 31, 2001.

All options accepted by us pursuant to this offer will be cancelled.


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                                    THE OFFER



1.    NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under an eligible option plan all eligible outstanding options under the eligible option plans that are properly elected for exchange and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have been granted from September 11, 2000 to March 9, 2001, and, at your election, any options granted prior to September 11, 2000.

If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of an eligible option plan pursuant to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF ARIBA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

Special considerations apply to employees located in Belgium, Italy, the Netherlands, Switzerland, and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. Mark Hesher and Pascale Viret are planning a series of communication forums for those countries so affected.

The term "expiration date" means 9:00 P.M., Pacific Time, on March 9, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 13 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in the offer; or we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 13.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.    PURPOSE OF THE OFFER.

We issued the options outstanding under the eligible option plans for the following purposes:

   to provide our employees an opportunity to acquire or increase a proprietary interest in Ariba, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

   to encourage our employees to continue their employment by us.


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

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, except for our proposed merger with Agile Software Corporation which we announced on January 29, 2001 (for more information please see the Form 425 we filed with the SEC on that date). Since our inception, we have acquired three companies--TradingDynamics, Tradex Technologies, and SupplierMarket.com--and have entered into an agreement to acquire Agile Software Corporation. See Recent Events on page 16. We expect to consider additional acquisitions from time to time.

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e)   any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.    PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

Proper Exchange of Options. To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options form, properly complete, duly execute and deliver to us the Election Concerning Exchange of Stock Options form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (650) 930-6852 or

(650) 930-6300 or by email at mvolta@ariba.com, or by post to Monica Volta, Ariba, Inc., 1565 Charleston Road, Mountain View, California 94043 before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

You may only withdraw your elected options in accordance with the provisions of this section 4.

You may withdraw your elected options at any time before 9:00 P.M., Pacific Time, on March 9, 2001. If the offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, unless we accept your elected options for exchange before 9:00 P.M., Pacific Time, on April 6, 2001, you may withdraw your options elected for exchange at any time after 9:00 P.M., Pacific Time, on April 6, 2001.

To validly withdraw elected options, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the elected to exchange options. The notice of withdrawal must specify the name of the option holder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in section 3.


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

Neither Ariba nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on March 12, 2001, the first business day following the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which will be on or after September 13, 2001. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF ARIBA OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if you leave Ariba or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of the acceleration provisions of your existing Ariba options. For examples of change of control effects on vesting schedules, please see page 6 of the Summary of Terms.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that you will see your new options at www.optionslink.com within three weeks of the new option grant date and that we will mail your new option notice and agreement within four weeks after the new option grant date. For more information on OptionsLink, please see page 5 of the Summary of Terms.

6.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq National Market under the symbol "ARBA." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the two-for-one splits of our common stock effected in December 1999 and March 2000.


                                       13
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        QUARTER ENDED                                  HIGH       LOW
                                                       ----       ---

        March 31, 2001 (through February 7, 2001)   $54.50000   $29.00000

        December 31, 2000                           141.50000   43.56250
        September 30, 2000                          173.50000   88.87500
        June 30, 2000                               115.12500   49.00000
        March 31, 2000                              183.34375   75.00000

        December 31, 1999                           129.96875   36.50000
        September 30, 1999                          49.65625    16.56250


WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will issue new options to purchase common stock under an eligible option plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder.

Terms of New Options. The new options will be issued under an eligible option plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. This includes the vesting schedule and the vesting commencement date, which will both remain unchanged. The vesting acceleration provisions that apply in the event of a change in control will also remain unchanged.

The terms and conditions of your current option are set forth in the eligible option plan under which it was granted and the stock option agreement you entered into in connection with the grant. In addition, if your current option was granted by a company previously acquired by us (i.e., TradingDynamics, Tradex Technologies or SupplierMarket.com), the terms and conditions of your option may have been supplemented or modified by the option assumption agreement we entered into in connection with the acquisition and any other applicable agreements entered into in connection with the acquisition.

The terms and conditions of the eligible option plans are summarized in the prospectus prepared by us and previously distributed to you as follows:

Eligible Option Plan                                 Date of Prospectus
--------------------                                 ------------------
Ariba, Inc. 1999 Equity Incentive Plan               June 29, 1999
Ariba, Inc. 1996 Stock Plan                          Plan Date November 15, 1996
TradingDynamics, Inc. 1998 Stock Plan                January 28, 2000
TradingDynamics, Inc. 1999 Stock Plan                January 28, 2000
Tradex Technologies, Inc. 1997 Employee Stock
  Option Plan                                        March 29, 2000
Tradex Technologies, Inc. 1999 Employee Stock
  Option/Issuance Plan                               March 29, 2000


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

SupplierMarket.com, Inc. 1999 Stock Option Plan      September 28, 2000

YOU MAY OBTAIN COPIES OF THESE PROSPECTUSES AND THE ELIGIBLE OPTION PLANS AS INDICATED BELOW.

Federal Income Tax Consequences of Options. Options granted under an eligible option plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. The optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made subject to disposition.

For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of the shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the date the option was exercised over (b) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of (a) the fair market value of the shares on the date the option was exercised over (b) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Ariba in which the ordinary income is recognized by the optionee.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING AN ELIGIBLE OPTION PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE ELIGIBLE OPTION PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER SUCH ELIGIBLE OPTION PLANS. PLEASE CONTACT US AT 1565 CHARLESTON ROAD, MOUNTAIN VIEW, CALIFORNIA 94043, (650) 930-8790, TO RECEIVE A COPY OF AN ELIGIBLE OPTION PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

8.    INFORMATION CONCERNING ARIBA.


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

General. We are a leading business-to-business electronic commerce software and network services platform provider. We provide software, network access and commerce services that enable corporations to electronically automate and optimize business with their buyers and suppliers. Customers can do this by both automating their existing relationships with their buyers and suppliers and by building a marketplace that brings buyers and suppliers together to buy and sell electronically. In addition, we offer commerce services such as content management, electronic payment, electronic sourcing, and electronic logistics, among others.

Our Ariba B2B Commerce Platform consists of three primary components, including Ariba Buyer, our Internet-based procurement application, Ariba Marketplace and Ariba Dynamic Trade, our Internet-based marketmaker applications and Ariba Commerce Services Network, our Internet-based commerce services. We plan to continue to add applications and network-based services to our platform in the future to provide an increasing amount of commerce services to customers and partners. In March 1997, we began selling our products and related services and currently market them in 25 countries including the United States, Latin America, Europe, Canada, Australia and Asia, primarily through our direct sales force and indirect sales channels.

We were incorporated in Delaware in September 1996 and from that date through March 1997 were in the development stage, conducting research and developing our initial products. Our principal executive offices are located at 1565 Charleston Road, Mountain View, California 94043.

See "Additional Information" beginning on page 20 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

Recent Events. In December 2000, Nihon Ariba K.K. ("Ariba Japan"), a wholly owned subsidiary, issued and sold 40% of its common stock for approximately $40 million cash to a third party. We expect that the proceeds will be reflected as a capital contribution on our consolidated financial statements.

On January 29, 2001, we signed a definitive agreement to acquire Agile Software Corporation (Nasdaq: AGIL), the leading provider of collaborative commerce solutions, in a stock for stock merger. Under the terms of the agreement, each share of Agile common stock will be converted into 1.35 shares of Ariba common stock, resulting in a net aggregate purchase price of approximately $2.55 billion based on the closing price of Ariba common stock of $40 dollars on January 26, 2001. The acquisition will be accounted for as a purchase and is expected to be completed in the third quarter of Ariba's fiscal year 2001. The acquisition has been approved by the boards of directors of each company and is subject to governmental approvals, Ariba and Agile stockholder approvals and customary closing conditions.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this offer to exchange as Schedule B. Please see our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on January 17, 2001 for information regarding the amount of our securities beneficial owned by our executive officers and directors as of December 31, 2000.

On January 20, 2001, Eileen J. Basho, one of our executive officers, received an escrow release which gave her an option to purchase 11,016 shares of our common stock at an exercise price of $21.25 per share under the TradingDynamics, Inc. 1999 Stock Plan. Ms. Basho was formerly an employee of TradingDynamics.

Several of our directors and executive officers made common stock purchases under our Employee Stock Purchase Plan on January 31, 2001 in the ordinary course pursuant to the terms of such plan.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Ariba, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Ariba.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that Ariba will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

   we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and

   the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

11.   LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

12.   MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

If an option holder elects to exchange incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. If the exercise price of the new options is equal to or less than the exercise price of the options elected for exchange, the new options should qualify as incentive stock options at least to the extent that the options elected for exchange qualified as incentive stock options before being elected for exchange.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a)   (i)   we increase or decrease the amount of consideration offered for the options;

      (ii) we decrease the number of options eligible to be elected for exchange in the offer; or

      (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 13.

14.   FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.   ADDITIONAL INFORMATION.

We recommend that, in addition to this offer to exchange and Election Concerning Exchange of Stock Options form, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended September 30, 2000, filed with the SEC on December 29, 2000.

(b) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on January 17, 2001;

(c) our Form S-4 that we expect to be on file with the SEC on or about February 8, 2001;

(d) our Form S-8 (registering shares to be issued under the Ariba, Inc. 1999 Equity Incentive Plan) filed with the SEC on June 29, 1999;

(e) our Form S-8 (registering shares to be issued under the TradingDynamics, Inc. 1998 Stock Plan and the TradingDynamics, Inc. 1999 Stock Plan) filed with the SEC on January 28, 2000;

(f) our Form S-8 (registering shares to be issued under the Tradex Technologies, Inc. 1997 Employee Stock Option Plan and the Tradex Technologies, Inc. 1999 Employee Stock Option/Issuance Plan) filed with the SEC on March 29, 2000;

(g) our Form S-8 (registering shares to be issued under the SupplierMarket.com, Inc. 1999 Stock Option Plan) filed with the SEC on September 28, 2000; and

(h) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on June 8, 1999, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 0-26299. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W       7 World Trade Center     500 West Madison Street
         Room 1024                  Suite 1300                Suite 1400
  Washington, D.C. 20549     New York, New York 10048   Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "ARBA," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                   Ariba, Inc.
                          Attention: Investor Relations
                              1565 Charleston Road
                             Mountain View, CA 94043

or by telephoning us at (650) 930-6200 between the hours of 9:00 a.m. and 5:00 p.m., Mountain View, California local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Ariba should be read together with the information contained in the documents to which we have referred you.

16.   MISCELLANEOUS.

This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Ariba, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K filed on December 29, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include dependence on limited operating history, history of losses, and risks related to future growth and rapid expansion. Other important risks include delays or difficulties in deployment and implementation of our products, failure to achieve market acceptance of our products, dependence on certain products for substantial portions of our revenues, competition, adverse regulatory or legislative changes, and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Ariba, Inc. February 8, 2001

                                   SCHEDULE A



CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after February 8, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Ariba or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

      (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

      (iii) materially impair the contemplated benefits of the offer to us; or

      (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Ariba or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)   there shall have occurred:

      (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Ariba or our subsidiaries or on the trading in our common stock;

      (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Ariba or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on February 8, 2001;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 8, 2001;

      (ii)  any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the SEC on or before February 8, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

      (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Ariba or our subsidiaries that, in our reasonable judgment, is or may be material to Ariba or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B



         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                                   ARIBA, INC.



The directors and executive officers of Ariba, Inc. and their positions and offices as of February 8, 2001, are set forth in the following table:

NAME                         POSITIONS AND OFFICES HELD

Keith J. Krach               Chief Executive Officer and Chairman of the Board
                             of Directors

Lawrence A. Mueller          President and Chief Operating Officer

Robert M. Calderoni          Executive Vice President and Chief Financial
                             Officer

Eileen J. Basho              Senior Vice President - Global Solutions Delivery

Karl C. Kleissner            Senior Vice President - Product Solutions

Paul Hegarty                 Director

Robert C. Kagle              Director

John B. Mumford              Director

Hatim A. Tyabji              Director

Robert E. Knowling, Jr.      Director

The address of each director and executive officer is: c/o Ariba, Inc., 1565 Charleston Road, Mountain View, California 94043.


                                      B-1